Exhibit 10.1

                                 April 24, 2006


Paul R. Little
344 Tollgate Road
Berlin, CT 06037

Dear Paul:

On behalf of The Simsbury Bank & Trust Company, I am pleased to offer you the position of Chief Lending Officer. We are very excited about you joining us in offering our banking services to residents and businesses in our community.

Start Date and Rate
Your start date will be May 10, 2006. Your starting rate will be $120,000 per year. As the position is at the Senior Vice President officer level, the recommendation of your election will be brought to the Bank's Board of Directors at an upcoming board meeting.

Work and Pay Schedule
The position is full time and also exempt from overtime provisions. You will be paid every other week. We generally conduct performance reviews with employees after their first three months with us and thereafter generally annually.

Your First Day
On Wednesday, May 10th, please arrive at our administrative office at 760 Hopmeadow Street, Simsbury, at 8:30 a.m. You will spend time with our Human Resources area for the required forms and a review of our benefits package. Please bring identification that is acceptable for completing the I-9 form that all employees must complete for the Bank to ascertain identity and eligibility to work in the United States. Attached is a list of acceptable forms of identification for this purpose (you will need either one or two pieces of identification - the number determined by which type of documentation you provide - please refer to the columns on the reverse of the form).

Benefit Plans
Paid Time Off (PTO) - You will be granted 28 days of paid time off per year. New employees' time is pro-rated during the first calendar year; therefore, you would be eligible for 19 days to be used through the end of this year and the full 28 days in 2007. This bank of time includes all paid sick, personal and vacation time; each year five of these PTO days per year can be carried over into the next year. I understand that you have a two week vacation planned for this June which we will accommodate out of the 19 days.

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Medical and Dental - You will be eligible for participation in our group medical and dental plans beginning on July 1, 2006 pursuant to those plans' terms. The Bank currently pays 75% of the gross premiums of each plan for employees and any eligible dependents. The Bank will pay for your COBRA payments until July 1st should you incur any such expenses.

401k Plan - You will be eligible for participating in the matching 401k Plan on September 1, 2006, pursuant to that Plan's governing rules and regulations. Currently, the Bank matches 50% up to 6% of salary. Complete vesting of the Bank's match occurs after six years of service with the Bank.

Short Term Incentive Plan - You will be eligible for the Bank's Annual Short Term Incentive Plan (bonus plan) in accordance with that policy. As we discussed, the current annual bonus target for this position is 12% of earnings during each calendar year.

Long Term Incentive Plan - You will be eligible for 10,500 shares of stock options with a three year vesting schedule (one-third vesting per year beginning one year after the grant date). The granting of options is made by the bank holding company's Board of Directors; the recommendation for these options will be made pursuant to the evaluation of your performance after one year of employment.

Change of Control Severance Agreement - The Bank will enter into an agreement that provides for the following in the event that the incumbent's position is terminated as a result of a change of control: payment of a lump sum equal to two years base salary and bonus; accelerated vesting of stock options or any other performance related incentive compensation awards; and 24 months coverage of health benefits on same terms as were provide prior to termination. Change of control is defined as acquisition by any person or business organization of 25% or more of the Bank's voting common stock, or sale or merger of the Bank.

All of these benefits, including the paid time off plan, are governed by policies specific to them and our Personnel Policies and Employee Handbook, which will be given to you on your first day.

At-Will Employment Status
You should know that employment with The Simsbury Bank & Trust Company is an "at will" relationship and both the Bank and the individual employee are free to terminate the employment relationship at their discretion at any time for any reason.

This letter contains the complete terms of our offer of employment to you and any prior oral or written representations which are not contained in this letter are invalid. These original terms of your employment with the Bank may change from time to time.

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This offer is contingent on us receiving the completed and signed Employment
Application and performing and receiving a satisfactory credit report and background and reference checks. As you know, the credit check has been run. Enclosed with this letter is the official employment application which includes the authorizations to process the various other background checks. Please complete the application and sign it in all required places. Please mail the original back to me, but, in the meantime so that we can start the background check process, please fax me those authorization pages indicated. Normally the background checks take between 24 and 48 hours.

This offer expires on May 1, 2006 at 5:00 p.m.; you have given your notice of acceptance verbally, but please follow that up by returning the original of this letter with your signature.

I am pleased to make this offer to you and look forward to you joining our highly motivated team of professionals. If you have any questions in the meantime about anything regarding the position or our benefits or directions to my office, please feel free to call me at 860.651.2080.

                                                        Sincerely yours,

                                                        /s/ Martin J. Geitz

                                                        Martin J. Geitz
                                                        President and CEO


If you agree to the terms as stated in this letter, please acknowledge by signing and dating below and returning this letter to the Bank.


/s/ Paul R. Little                                      April 25, 2006
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